Exhibit 99.1

II

QUARTER ENDED JUNE 30, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

Second Quarter and Subsequent Events Overview

As of August 20, 2015


FLATS

Lakewood Flats in Dallas, Texas

SUMMARY

- Continued working to sell assets
- Sale of AJS office building generated an estimated simple average annual return of 12.6% (21.7% in euros)
- Executed purchase and sale agreements for two properties
- Courtyard Kauai continued to perform well
- Effective rents increased at multifamily properties

In the Asset Disposition Phase

The Company is in its asset disposition phase and is targeting a wind-up of operations in the 2017–2018 timeframe. The board of directors will continue to consider making special distributions from time-to-time throughout the disposition phase. As previously reported, in the first quarter of 2015, the Company sold Alte Jakobstrasse, an office building in Berlin, Germany. After currency conversion and foreign tax impact, the sale generated a property-level estimated simple average annual return of 12.6%. (In euros, the property-level annual average return was 21.7%, reflecting the stronger dollar.)

Two Investments Under Contract for Sale

After the end of the second quarter of 2015, the Company entered into purchase and sale agreements on two investments: the Holstenplatz office building in Hamburg, Germany for a contract sales price of €16.5 million, and the Wimberly at Deerwood multifamily community in Jacksonville, Florida for a contract sales price of $43.5 million. Holstenplatz was acquired in 2010 for a contract price of €10.25 million. Wimberly was acquired in 2013 for a contract price of $35.6 million. Both transactions are expected to close in the third quarter of 2015.

Courtyard Kauai Continued to Perform Well in the First Half of 2015

The Courtyard Kauai continued to post strong financial results in the first six months of 2015, reflecting the Company's operating improvement and capital investment initiatives since the hotel was acquired in 2010.



The Courtyard by Marriott in Kauai, Hawaii

First Six Months 2015	Year-over-Year Change
Total Hotel Revenues	+7.5%
Occupancy Rate	+1.4 Percentage Points
Average Daily Rate	+3.6%
Revenue per Available Room	+7.7%
Net Operating Income	+14.4%

II

QUARTER ENDED JUNE 30, 2015

BEHRINGERHARVARD
OPPORTUNITY REIT II, INC.

Effective Rents Increased at Student Housing Properties

The Company's student housing properties are well leased for the new school year. River Club at the University of Georgia is 100% leased, the same as last year. The average effective lease rate for this year is almost 4% higher than last year. 22 Exchange at the University of Akron is 95% leased compared with 86% leased last year. The average effective leasing rate for this year is nearly 2% higher than last year.

Portfolio Properties Continued to Perform Well

At the Company's portfolio properties, increases in revenues outpaced the increases in expenses for the three and six months ended June 30, 2015.

	Three Months Ended June 30			
	2015	2014	Change	% Change
Rental Revenue	$8,465	$7,889	$576	7.3%
Property Operating Expenses	$2,767	$2,625	$142	5.4%
Hotel Revenue	$4,314	$4,138	$176	4.3%
Hotel Operating Expenses	$3,116	$2,988	$128	4.3%

	Six Months Ended June 30			
	2015	2014	Change	% Change
Rental Revenue	$16,951	$15,770	$1,181	7.5%
Property Operating Expenses	$5,664	$5,349	$315	5.9%
Hotel Revenue	$9,142	$8,502	$640	7.5%
Hotel Operating Expenses	$6,274	$6,010	$264	4.4%

PORTFOLIO SUMMARY

As of June 30, 2015

Eleven portfolio investments consisting of:

7 multifamily/student housing

2 office properties

1 hospitality property

1 mezzanine loan on a multifamily development



Parkside Apaments in Sugar Land, Texas

QUARTER ENDED JUNE 30, 2015

BEHRINGER HARVARD
OPPORTUNITY REIT II, INC.

II

Conclusion

Central to our plan is maintaining a strong balance sheet to provide flexibility, managing assets to increase value and position them for sale, continuing to focus on identifying the appropriate time to sell the remaining assets, and continuing to consider making additional special distributions.

Financial Highlights

(in thousands, except per share amounts)	*3 mos. ended June 30, 2015*	*3 mos. ended June 30, 2014*	*6 mos. ended June 30, 2015*	*6 mos. ended June 30, 2014*
FFO	$ 1,174	$ 532	$ 2,464	$ 1,215
FFO per share	$ 0.05	$ 0.02	$ 0.10	$ 0.05
Distributions declared	$ –	$ –	$ 25,732	$ –
Distributions per share	$ –	$ –	$ 1.00	$ –
(in thousands)	*As of June 30, 2015*	*As of Dec. 31, 2014*		
Total assets	$ 364,668	$ 409,691		
Total liabilities	$ 217,015	$ 233,135		

Reconciliation of FFO to Net Income (Loss)

(in thousands, except per share amounts)	*3 mos. ended June 30, 2015*	*3 mos. ended June 30, 2014*	*6 mos. ended June 30, 2015*	*6 mos. ended June 30, 2014*
Net income (loss) attributable to the Company	$ (1,960)	$ 9,184	$ (2,133)	$ 6,300
Adjustments for:				
Real estate depreciation and amortization[1]	3,653	2,793	7,682	6,360
Gain on sale of real estate[2]	–	(11,445)	(4,700)	(11,445)
Income tax expense associated with real estate sale[3]	(519)	–	1,615	–
FFO[4]	$ 1,174	$ 532	$ 2,464	$ 1,215
GAAP weighted average shares, basic and diluted	25,704	25,993	25,740	26,002
FFO per share	$ 0.05	$ 0.02	$ 0.10	$ 0.05
Net income (loss) per share	$ (0.07)	$ 0.35	$ (0.08)	$ 0.24

[1]Includes our consolidated depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments which we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partner's share.
[2]For the six months ended June 30, 2015, includes our proportionate share of the gain on sale of real estate related to the Babcock Self Storage and Alte Jakobstrasse (AJS) investments. The gain on sale of AJS is net of cumulative foreign currency translation loss of approximately $0.6 million due to the substantial liquidation of AJS. For the three and six months ended June 30, 2014, includes the gain on the sale of real estate related to the 1875 Lawrence office building.
[3]During the first quarter of 2015, the Company recorded a provision for income tax of approximately $2.2 million for the first six months of 2015 as a result of foreign income tax related to the sale of AJS. During the second quarter of 2015, the Company recorded a credit of $0.5 million to the provision for income tax based on a change in the estimated taxes payable on the sale of AJS.
[4]FFO (Funds From Operations) should not be considered as an alternative to net income (loss), or as indications of our liquidity, nor is it either indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our second quarter Form 10-Q on file with the SEC.

THIRD QUARTER UPDATE CALL

TUESDAY
DEC.
8

Please join us for the third quarter call on Tuesday, December 8, 2015 at 1:00 pm Central Time.

Further details about this call will be included in the next quarterly statement.



Arbors Harbor Town Apartments in Memphis, Tennessee

15601 Dallas Parkway, Suite 600 Addison, TX 75001 866.655.3600 behringerinvestments.com FORWARD-LOOKING STATEMENTS This material contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts, and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Such factors include those described in the Risk Factors sections of Behringer Harvard Opportunity REIT II, Inc.’s filings with the Securities and Exchange Commission. Forward-looking statements in this material speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Published 09/15 © 2015 Behringer 4 3213-1-1 OP2 Q2 Report 2015 II